Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree (i) to the joint filing, on behalf of each of them, of a statement on Schedule 13G (including amendments thereto) with respect to ordinary shares par value of US$0.0001 per share of DT Cloud Star Acquisition Corporation, a Cayman Islands company; and (ii) that this agreement be included as Exhibit 99.1 to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

[Execution page follows]

IN WITNESS WHEREOF, the undersigned have executed this agreement.

Date: November 22, 2024

DT Cloud Star Management Ltd

By:	/s/ Guojian Chen
Name:	Guojian Chen
Title:	Sole Director

Guojian Chen

By:	/s/ Guojian Chen